[Information Distributed to MGE Employees and Retirees on Friday, April 6, 2018]

MGE Responds to Shareholder Proposals

The 2018 MGE Energy Annual Meeting is May 15. The MGE Energy Proxy Statement was mailed recently to shareholders of record as of March 9, 2018. The Proxy Statement is accessible at mgeenergy.com/proxy.

Included in this year's Proxy Statement is information on three separate proposals submitted by a total of nine shareholders for an advisory vote at the Annual Meeting.

The proposals call for:

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MGE to lead a study on the electrification of the transportation sector in the MGE service territory.

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MGE to prepare and publish a report on how the company will align with the 2015 Paris Agreement's goal of limiting global warming to a maximum of 2 degrees Celsius.

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MGE to prepare a public report describing how the company plans to move to 100% renewable energy by 2050 or sooner.

You can read the Board of Directors' response to each of the shareholder proposals by visiting mgeenergy.com/proxy.

MGE has been moving forward with many initiatives related to these topics.

Our Energy 2030 commitments and beyond

MGE continues to take action to move our Energy 2030 framework forward. Under Energy 2030, we committed to reducing carbon emissions 40% by 2030, a target consistent with the U.S. emissions targets under the Paris Agreement on climate change.

Beyond 2030, MGE publicly committed to reducing carbon emissions at least 80% by 2050. If we can go further faster by working together with customers, we will.

These commitments align with the goals of the U.S. Mid-Century Strategy (MCS) for Deep Decarbonization. The MCS is the U.S. strategy for meeting the goals of the Paris Agreement to limit global warming to 2 degrees Celsius. MGE's goals are consistent with the U.S. emissions targets and the 2-degree scenario.

Energy 2030 has several key, long-term strategies for reducing carbon emissions. They are the same long-term strategies identified in the MCS and include:

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Reducing carbon intensity in electric generation.

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Promoting energy efficiency.

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Electrifying the transportation sector.

MGE continues to move forward in each of these areas.

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Our new 66-megawatt Saratoga wind farm is under construction in northeast Iowa with completion expected in early 2019.

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We are partnering with WEC Energy Group to build two large solar projects in Wisconsin. We expect MGE's ownership share to be at least 50 megawatts.

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We're helping to transform transportation in the Madison area by advancing electric vehicles through partnerships with our customers at their homes and businesses and with public and private fleets.

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We are partnering with several hundred residential electric customers enrolled in our Smart Thermostat Demand Response program to help reduce their electric use during periods of peak energy demand.